Exhibit 6

Directors and Executive Officers of
FVT as of July 28, 2011

The name, position, principal occupation, business address and citizenship of each director and executive officer is set forth below.

Name (Citizenship)	Position	Principal Occupation	Business Address
Dan Goldstein (Israel)	Chairman of the Board	Chairman of the Board	c/o Formula Vision Technologies (F.V.T.) Ltd. 1 Hashikma Street Savyon 56530, Israel
Gad Goldstein (Israel)	Director	General Manager of private investment company	c/o Formula Vision Technologies (F.V.T.) Ltd. 1 Hashikma Street Savyon 56530, Israel
Amira Berkovich Amir (Israel)	Director	Director	c/o Formula Vision Technologies (F.V.T.) Ltd. 1 Hashikma Street Savyon 56530, Israel
Rachel Dvir (Israel)	Director	General Manager of Kerem Management and Integration	c/o Formula Vision Technologies (F.V.T.) Ltd. 1 Hashikma Street Savyon 56530, Israel
Moshe Zviran (Israel)	Director
Professor of Management and Assistant Dean of the Faculty of Management and Chair of the Management of Technology and Information Systems Program at Tel Aviv University; General Manager of Prof. Moshe Zviran – Consulting and Surveys Ltd.

c/o Formula Vision Technologies (F.V.T.) Ltd. 1 Hashikma Street Savyon 56530, Israel
Ronnen Yitzhak (Israel)	Chief Executive Officer and Corporate Secretary	Chief Executive Officer and Corporate Secretary	c/o Formula Vision Technologies (F.V.T.) Ltd. 1 Hashikma Street Savyon 56530, Israel
Anat Treibatch (Israel)	Chief Financial Officer	Chief Financial Officer	c/o Formula Vision Technologies (F.V.T.) Ltd. 1 Hashikma Street Savyon 56530, Israel